Exhibit (h)(4)

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of this 10th day of November, 2015 by and between VIRTUS ETF TRUST II, a Delaware statutory trust (“Trust”) and VIRTUS ETF SOLUTIONS LLC, a Delaware limited liability company (“Administrator”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”); and

WHEREAS, the Trust desires to retain Administrator to perform various administrative services for the Trust, on behalf of each Fund, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Appointment. The Trust hereby appoints Administrator as an administration agent of the Trust on the terms and conditions set forth in this Agreement, and Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein. The services and duties of Administrator shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder.

2. Services. Subject to the direction and control of the Board of Trustees of the Trust (“Board”), Administrator will perform for each Fund of the Trust listed on Exhibit A (as the same may be amended from time to time) all of the administration services set forth on Exhibit B (“Services”).

3. Documentation and Information Related to the Services.

A.                The Trust will provide Administrator with copies of the Trust’s governing documents and any other documents requested by Administrator, from time to time, that are reasonably necessary or advisable to assist Administrator in performing the Services. In addition, the Trust will notify Administrator promptly of any matter affecting the performance by Administrator of the Services including, without limitation, changes in “Service Providers” (as such term is defined in Exhibit B) or issues that arise with respect to any Service Provider that may affect Administrator’s provision of the Services.

B.                 Administrator will maintain and preserve on behalf of the Trust books and records related to Administrator’ provision of the Services as and to the extent required by the 1940 Act. Administrator acknowledges that the records maintained and preserved by

1

Administrator pursuant to this Agreement are the property of the Trust and will be surrendered promptly upon reasonable request. In maintaining books and records under this paragraph, Administrator may use micrographic and electronic storage media as well as independent third party storage facilities, to the extent permitted under the 1940 Act. Administrator may maintain duplicate copies of the Trust’s books and records regarding the Services at its own expense.

4. Expenses and Personnel. Administrator agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and Officers of the Trust to perform the Services on the terms and for the compensation provided herein.

5. Compensation. Each Fund will pay Administrator fees for its Services (“Fees”) and shall reimburse Administrator for its documented expenses as described on Exhibit C. The Fees may be modified from time to time by mutual written agreement among the parties. Each Fund will pay the Fee to Administrator on a monthly basis within ten (10) days of each calendar month end.

6. Term. This Agreement shall become effective as of the date hereof and will continue in effect for an initial period of two (2) years. Subsequent to the initial two year term, this Agreement will be considered by the Trust’s Board of Trustees for renewal each year thereafter. Following the initial two (2) year term, the Agreement may be terminated by either party on 90 days’ written notice to the other.

7. Non-Exclusive Services. The Services provided to the Trust by Administrator pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that Administrator may render administrative and other services to others, including to other registered investment companies.

8. Representations and Warranties.

A.                The Trust represents and warrants the following:

                                                                    i.                        this Agreement has been duly authorized by the Trust and, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against it in accordance with its terms; and

                                                                  ii.                        it will, in good faith, promptly provide the Administrator all the necessary corporate, performance and other information regarding the Funds as may be reasonably requested by the Administrator in order for the Administrator to fulfill its obligations under this Agreement.

B.                 The Administrator represents and warrants the following:

                                                                    i.                        it is and will be in material compliance with all provisions of the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934 (“1934

2

Act”), the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the 1940 Act and any other applicable laws, rules and regulations including those of the Financial Industry Regulatory Authority (“FINRA”)(collectively, “Relevant Laws”) during the term of this Agreement and it agrees to perform its duties and obligations under this Agreement in material compliance with all Relevant Laws; and

                                                                  ii.                        it will establish and maintain any and all registrations and licenses required or necessary regarding the Services provided or to be provided by its principals, officers, registered representatives, agents, and employees under this Agreement. In providing the Services under this Agreement, the Administrator specifically represents and warrants that (a) it and any of its affiliates, agents, employees, principals, officers, and their registered representatives, if any, will abide by all Relevant Laws and (b) it and any of its affiliates, agents, employees, principals, officers, and their registered representatives will comply with its specific guidelines and restrictions relating to receipt of cash and non-cash compensation and FINRA mandated “point of sale” disclosures; and

                                                                iii.                        this Agreement has been duly authorized by the Administrator and, when executed and delivered, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

9. Limitation of Liability; Standard of Care; Indemnification.

A.                The parties acknowledge and agree that, in providing the Services, Administrator may rely on information provided by the Trust and any investment adviser or sub-adviser to a Fund (each an “Adviser”) reasonably believed to be accurate and reliable by Administrator.

B.                 Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement. In no event will Administrator be required to take any action, which is in contravention of any applicable law, rule or regulation, Relevant Laws or any order or judgment of any court of competent jurisdiction in providing the Services.

C.                 Administrator assumes no responsibility under this Agreement other than to render the Services called for hereunder. Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

D.                The Trust agrees to indemnify Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this

3

Agreement, not resulting from the willful malfeasance, bad faith or negligence of Administrator in the performance of such obligations and duties.

E.                 Any person, even though also a director, principal, officer, manager, employee, shareholder, or agent of Administrator, who may be or become a Trustee, Officer, employee, or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, principal, officer, manager, employee, shareholder, or agent of Administrator, even though paid by Administrator. Nothing herein shall limit in any way any liability protections or limits, or indemnification rights, to which any director, principal, officer, manager, employee, shareholder, or agent of Administrator may be entitled when acting in the capacity of a Trustee, Officer, employee, or agent of the Trust.

10. Reliance on Opinions of Counsel and Opinions of Certified Public Accountants. Administrator may consult with the Trust’s counsel in any case where so doing appears to Administrator to be necessary or desirable. Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of the Trust’s counsel. Administrator may consult with the Trust’s certified public accountant in any case where so doing appears to Administrator to be necessary or desirable. Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of the Trust’s certified public accountant.

11. Authority to Execute and Perform Agreements. Administrator and Trust each represent that it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its respective obligations hereunder.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York.

14. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15. Notices. Notices and other writings delivered or mailed postage prepaid to the Trust addressed to the Trust at 1540 Broadway, New York, NY 10036 or to such other address as the Trust may have designated to Administrator in writing, or to Administrator at 1540 Broadway, New York, NY 10036, or to such other address as Administrator may have designated to the Trust in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee. Copies of all notices and other writings shall be promptly

4

emailed to Trust counsel at the email address of Trust counsel.

16. Confidentiality.

A.                The Administrator and the Trust (in such capacity, “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator or the Trust to the other party, as applicable (in such capacity, “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any person or entity other than those employees, members, partners, directors, officers, agents and affiliates of the Receiving Party (each of the foregoing, other than the Receiving Party, a “Representative”) who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights, under this Agreement. The Receiving Party agrees that the Confidential Information shall otherwise be kept confidential by it and its Representatives and shall not, directly or indirectly, be disclosed to any person or used by the Receiving Party or any of its Representatives, except: (i) after prior written notification to and approval by the Disclosing Party; (ii) where so requested by the Disclosing Party. In the event that the Receiving Party or any of its Representatives is requested or required under applicable law or the applicable rules or regulations of any securities regulator, securities exchange or self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it is agreed that the Receiving Party and any such Representative shall provide the Disclosing Party with prompt notice of such event. In such circumstance, the Receiving Party or its Representative (i) may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of counsel to the Receiving Party or such Representative, as the case may be, the Receiving Party or such Representative is legally required to disclose and (ii) shall exercise its best efforts to have confidential treatment accorded any Confidential Information so furnished.

B.                 The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its Representatives, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

C.                 The term Confidential Information does not include information that the Receiving Party can demonstrate (i) is generally available to the public, other than as a result of a disclosure by the Receiving Party in breach of this Agreement; (ii) was available to the

5

Receiving Party or any of its Representatives, or has become available to the Receiving Party or any of its Representatives, on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that the source of such information was not bound by a confidentiality agreement with, or owed any confidentiality obligations to, the Disclosing Party with respect to such material, or otherwise prohibited from transmitting the information to the Receiving Party or any of its Representatives by a contractual, legal or fiduciary obligation; or (iii) the Receiving Party or any of its Representatives independently developed without reference to Confidential Information or any derivative thereof.

D.                The Receiving Party shall require its Representatives to adhere to the Receiving Party’s obligations under this Section 16, and shall be responsible for ensuring compliance by its Representatives with such obligations. In addition, the Receiving Party shall require all Representatives that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 16. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Representatives.

E.                 Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Trust and Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no shareholder of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

18. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, e-mail or fax of the Agreement shall be acceptable evidence of the existence of the Agreement and Administrator shall be protected in relying on the photocopy, e-mail or fax until Administrator has received the original of the Agreement.

[remainder of page left blank intentionally]

6

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

VIRTUS ETF TRUST II		VIRTUS ETF SOLUTIONS LLC

By:	/s/William J. Smalley	By:	/s/William J. Smalley
Name:	William J. Smalley	Name:	William J. Smalley
Title:	President	Title:	President

7

Exhibit A

Series of the Trust

(As of February 10, 2016)

The following Funds are covered under this agreement:

Virtus Newfleet Dynamic Credit ETF

Virtus Japan Alpha ETF

8

Exhibit B

Services

A.	General Trust Administration Services

1.                       Assist the Board of Trustees in the evaluation and selection of the Trust’s authorized participants, accounting agent, transfer agent, sub-administrator, distributor, custodian, independent registered public accounting firm, trading desk provider, and other independent contractors or agents (“Service Providers”).

2.                       Supervise and coordinate the day-to-day administrative operations of the Trust, including the provision of services to each Fund by the Service Providers.

3.                       Negotiate contracts and fees and monitor and coordinate the performance and billings of the Service Providers.

4.                       Coordinate with the Trust’s independent registered public accounting firm and facilitate the audit process.

5.                       Maintain the Trust’s books and records (as required Relevant Laws, the regulations under and exemptive relief from the SEC applicable to the Trust) that are not otherwise maintained by a Service Provider pursuant to the Service Provider’s contractual obligation to the Trust.

6.                       Compliance

a.     Regulatory Compliance

                                                     i.                Assist the Trust’s counsel in the development of the Trust’s compliance program under Rule 38a-1 under the 1940 Act (“Compliance Program”).

                                                   ii.                Implement the Trust’s Compliance Program and monitor each Fund’s compliance therewith, including 1940 Act requirements, the policies, investment limitations and restrictions as set forth in the Fund’s prospectus (“Prospectus”) and statement of additional information (“SAI”), regulatory exemptive relief for each Fund and its status as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended.

                                                 iii.                Perform Services in compliance with the Compliance Program and all Relevant Laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (x) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 or any rules or regulations promulgated by the SEC thereunder, and (y) the operation of the Administrator’s compliance program as it relates to the Trust, provided the same shall not be deemed to change the Administrator’s standard of care as set forth herein.

9

                                                 iv.                Monitor the operation of the compliance programs of each of the Service Providers to assure that such compliance programs operate as designed.

                                                   v.                Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.

b.    Registration and Reporting

                                                i.                    Prepare and file Form N-SAR, Form N-CSR, Form N-Q, Form N-PX, Form 40-17G, Rule 24f-2, Schedule 13D/G filings and any other necessary filings under the 1940 Act and the 1934 Act and the regulations thereunder.

                                              ii.                    Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate authorities.

7.	Facilitate the preparation and execution of the Trust’s contracts and documents including all registration statements (and updates thereto), agreements, distribution plans, and expense limitation agreements.
8.	Supervise and/or assist in the preparation of agendas and supporting documents for and minutes of meetings of Board of Trustees and all committees of the Board of Trustees.
9.	Supervise and/or assist in the preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust and the Funds.
10.	Subject to approval of the Board of Trustees, administratively assist the Trust in obtaining fidelity bond and E&O/D&O insurance coverage.
11.	Attend regular and special Board of Trustees meetings and provide information to the Board regarding the Services as requested from time to time.
12.	Work with the Fund’s accounting agent and/or custodian to establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for the Trust and each Fund.
13.	Provide one or more persons to serve (subject to the approval of the Board of Trustees) as: (i) the Trust’s Chief Compliance Officer; (ii) the Trust’s Principal Financial Officer; and (iii) other officers of the Trust as requested.
14.	Provide other services as may be mutually agreed to by the Trust and the Administrator from time to time.
B.	Servicing and Distribution Support Services (To Be Provided by the Administrator and/or its Affiliated Distributor)

1.	Coordinate with the Trust’s distributor, each Adviser and appropriate service providers to facilitate the setup of Funds on appropriate securities exchanges.
10

2.	Consult with and assist the Trust’s distributor and each Adviser to facilitate and coordinate the negotiation and execution of selling and servicing agreements on behalf of the Funds, to the extent necessary.
3.	Assist the Trust’s distributor and each Adviser to implement selling and servicing agreements, to the extent necessary.
4.	Facilitate communications and assist with monitoring between each Adviser and the Trust’s distributor related to selling and servicing arrangements.
5.	Process share creations with the Trust’s transfer agent.
6.	Maintain creation/redemption records if not otherwise maintained by another Service Provider for the Trust.
7.	Prepare, update, execute, and maintain agreements with authorized participants.
8.	Consult with each Adviser on marketing/sales strategy.
9.	Assist with the development of FINRA-compliant marketing campaigns.
10.	Review and file all marketing materials (including internet sites) with FINRA.
11.	License each Adviser’s staff with FINRA if applicable or necessary.
12.	Forward any complaints concerning the Trust received by the Administrator or any of its affiliates to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law.
13.	Keep and maintain all books and records relating to the Services provided by the Administrator or any of its affiliates (including the distributor) in accordance with Relevant Laws.
14.	Provide licensed registered representatives and appropriate management and supervisory support to provide inbound telephone call servicing, e-mail response services and documentation services, and administrative services for financial intermediaries promoting sales of the each Fund’s shares.
11

Exhibit C

Fee Schedule

(As of February 10, 2016)

A. Fund Operations and Administration

Each Fund will pay to the Administrator as compensation for the Administrator’s services rendered, a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Virtus Newfleet Dynamic Credit ETF	$0	0.01%
Virtus Japan Alpha ETF	$0	0.01%

B. Out-Of-Pocket and Related Expenses

Each Fund shall also reimburse Administrator for reasonable out-of-pocket and related expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following: communications; postage and delivery services; record storage and retention; and reproduction.

12